Exhibit 99.1

RESTAURANT  SUPPORT  CENTER

FOR IMMEDIATE RELEASE

Stacy Roughan
Director, Investor Relations
IHOP Corp
818-637-3632

IHOP CORP. SUBSIDIARIES PRICE $200 MILLION SECURITIZATION

GLENDALE, Calif., March 8, 2007 —  IHOP Corp. (NYSE: IHP), one of America’s favorite family restaurants for breakfast, lunch and dinner, today announced that certain of its subsidiaries have priced a $200 million securitization transaction.  This private securitization consists of $175 million in Fixed Rate Notes and a revolving credit facility of $25 million in Variable Funding Notes.  Substantially all of the funds from this borrowing will be used to repay IHOP Corp.’s existing debt and to fund share repurchases.

The Fixed Rate Series 2007-1 Notes will have an interest rate of 5.144%.  The Fixed Rate Notes will have an expected life of five years, with a legal final maturity of 30 years.  The offering is expected to close on or about March 16, 2007.

The same IHOP Corp. subsidiaries have also put in place the securitized Series 2007-2 Variable Funding Notes (the Variable Funding Notes together with the Fixed Rate Notes hereafter referred to as the “Notes”) in a private transaction, which will allow for the issuance of up to $25 million of Variable Funding Notes. Interest on the Variable Funding Notes will be payable at per annum rates equal to cost of funds plus 0.40%.

The Fixed Rate Notes and the Variable Funding Notes will have the benefit of a financial guaranty insurance policy covering certain payments of interest when due and payment of principal at their legal final maturity dates.

The Notes will be issued by indirect subsidiaries of IHOP Corp. that hold substantially all of the intellectual property and franchising assets of the IHOP system. The servicing, repayment of these Notes and certain ongoing fees and expenses, including the premiums payable to the financial guaranty insurance company, will be made solely from the income derived from these indirect subsidiaries’ assets. Neither IHOP Corp., the ultimate parent of each of the subsidiaries involved in the securitization, nor International House of Pancakes, Inc., will guarantee or in any way be liable for the obligations of the subsidiaries involved in the securitization or for the Notes themselves, or any other obligation of such subsidiaries in connection with the issuance of the Notes.

The notes will not be registered under the Securities Act of 1933, as amended, or any state securities laws and, unless so registered, may not be offered or sold in the United States, or any other jurisdiction, absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and the applicable state securities laws.

• 450 N. Brand Boulevard • 7th Floor  Glendale, CA 91203-2306 • Phone: (818) 637-3632 • Fax: (818) 637-3120

IHOP CORP •  INTERNATIONAL HOUSE OF PANCAKES, INC. • IHOP REALTY CORP. • IHOP PROPERTIES, INC. • IHOP ENTERPRISES, INC.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years.  Offering 14 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, salads, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based International House of Pancakes, Inc., a wholly owned subsidiary of IHOP Corp.  As of December 31, 2006, the end of IHOP Corp.’s fourth quarter, there were 1,302 IHOP restaurants in 49 states and Canada.  IHOP Corp. common stock is listed and traded on the NYSE under the symbol “IHP.”  For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Web site located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release.  They use such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan; the availability of suitable locations and terms for the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customer base or food supplies or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the IHOP and International House of Pancakes brands and concepts by guests and franchisees; the Company’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission.  Forward-looking information is provided by IHOP Corp. pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, the Company disclaims any intent or obligation to update these forward-looking statements.